Exhibit 99.1

[Landstar System, Inc. letterhead]

February 27, 2023

Robert S. Brasher

c/o Landstar System Holdings, Inc.

13410 Sutton Park Drive South

Jacksonville, FL 32224

Dear Rob:

On behalf of Landstar System Holdings, Inc. (collectively with its parent, subsidiaries and other affiliates, “Landstar”), we thank you for your service as Vice President and Chief Commercial Officer (“CCO”) and accept your resignation as CCO effective as of the date hereof. We are pleased that you have agreed to continued employment with Landstar as Special Advisor to the CEO (the “New Position”) immediately following your resignation as CCO. In this new capacity, you will provide the services in accordance with this letter agreement on the terms and conditions set forth below.

Your duties and responsibilities will be commensurate with your New Position, and will include assignments consistent with your position as shall be requested of you from time to time by the President and Chief Executive Officer (the “CEO”) of Landstar System, Inc. (the “Company”). In the performance of these services, you will not be an officer of Landstar and will not have the power to bind any of the Landstar companies. In your New Position, you will continue to be a common law employee of the Company.

It is agreed and understood that these services will not require of you the same commitment as your services on behalf of Landstar as CCO, but you will be required to perform the functions requested of you at specified times and locations as determined by Landstar, and under the supervision of the CEO.

This letter further memorializes the terms of your continued employment with the Company, and gives you certain information regarding your benefits.

1. Employment in your New Position. You shall continue your service as an at-will employee of the Company in your New Position and your duties will be assigned from time to time by the CEO. In your New Position, you may work from your home office, provided you are available to come to the Landstar offices as necessary, as determined by the CEO. This work schedule will continue until June 30, 2024, unless otherwise agreed in writing between you and Landstar. Prior to June 30, 2024, the Company may not terminate your employment hereunder other than for Cause. For purposes of this letter agreement, “Cause” means (i) your conviction or plea of nolo contendere to a felony; (ii) an act or acts of extreme dishonesty or gross misconduct on your part which result or are intended to result in material damage to the Company’s business or reputation; or (iii) as of any date of determination, your repeated material violations of your position, authority or responsibilities as in effect on such date, which violations are demonstrably willful and deliberate on your part and which result in material damage to the Company’s business or reputation.

Robert S. Brasher

February 27, 2023

2. Salary in New Position. Your annual salary in your New Position will be $175,000 on an annualized basis. Your salary will be paid in accordance with the Company’s regular payroll practices and be subject to all applicable wage withholdings and deductions. Effective as of the date hereof, you will no longer be eligible for paid vacation days, paid flex days or any other paid days off.

3. MICP. You will not be eligible for a bonus from the Landstar management incentive compensation plan with respect to any portion of the Company’s 2023 or 2024 fiscal years.

4. Representations. You agree to the following representations and recognize that each of them is an important consideration for the Company’s willingness to enter into this letter agreement with you:

a. As of the date you execute this letter agreement, you are not aware of any facts or circumstances that could form the basis of any claim against Landstar. In addition, as of the date you execute this letter agreement, you are not aware of any compliance issues or possible violations of federal, state or local law or regulations or Landstar policy other than those that you may have previously raised with Landstar, if any.

b. Your continued employment and ending of employment are governed exclusively by the terms of this letter agreement, and any prior agreements and understandings, whether written or spoken, between you and Landstar are completely superseded by this letter agreement and are no longer of any force and effect.

5. Key Executive Employment Protection Agreement. You agree with Landstar that your Key Executive Employment Protection Agreement, as previously executed between you and the Company, shall be terminated and be of no further effect as of the date hereof.

6. 401(k) Savings Plan and SERP. In your New Position, you will be eligible to continue to participate in, and contribute to, the Landstar 401(k) Savings and Retirement Plan (the “401(k) Plan”) in accordance with the terms of the 401(k) Plan, as the same may change from time to time. Your eligibility for participation in the Supplemental Executive Retirement Plan (the “SERP”) will cease effective as of the date hereof.

7. Equity. You will be eligible for continued vesting of restricted stock and restricted stock units that have been granted to you under Landstar’s 2011 Equity Incentive Plan (the “Plan”) as of the date hereof so long as you remain continuously employed with the Company pursuant to this letter agreement, but all vesting will cease as of the date of your end of employment with the Company. In your New Position, you will not receive any new equity grants under the Plan.

Robert S. Brasher

February 27, 2023

8. Health and Welfare Benefits. During the duration of your employment under this letter agreement, you shall continue to be eligible to participate in all of the Company’s employee benefits plans, programs and arrangements in accordance with the terms thereof, as the same may change from time to time. You will remain eligible for coverage under the company-provided life, short term disability, long term disability (“LTD”) and accidental death and dismemberment (“AD&D”) coverages, and any voluntary coverages elected, provided you make the required employee contributions. You will also remain eligible to participate in the Health Care Spending Account, the Dependent Care Spending Account and Health Savings Account programs, to the extent you choose to participate in those programs. You will no longer be eligible to participate in the Executive Physical Plan as of the date hereof.

Your ability to participate in the Company’s employee benefits plans, programs and arrangements will terminate on the earlier of your end of employment with the Company and the termination of this letter agreement on June 30, 2024, either of which will constitute a COBRA qualifying event that will enable you to continue health coverage under the Landstar Flexible Benefits Plan for a limited period of time at the applicable COBRA rates. For this purpose, health coverage includes medical, prescription drug, dental, and vision benefits. A separate notice explaining your COBRA rights and responsibilities will be provided to you by the health plan’s third-party administrator following the end of your employment under this letter agreement. You will be offered the option to convert company-provided voluntary life/AD&D and LTD coverage to individual policies in accordance with the terms of such policies.

9. Expense Reimbursement. In your New Position, (i) the Company will continue to provide for your use certain equipment, including cell phone and communications equipment and internet service in your home, and (ii) you will be entitled to be reimbursed for any expenses that you incur on behalf of the Company in the performance of your duties and obligations in your New Position in accordance with the Company’s generally applicable policies and procedures, as in effect from time to time; provided such expenses are approved in advance by the CEO.

10. Exclusive Service. You agree that until June 30, 2024, you shall not seek, solicit or enter into, directly or indirectly, any ownership, employment, consulting or other similar arrangement of any kind with any competitor, agent or vendor of Landstar, including service as a member of the board of directors of any such company, without the prior written consent of the CEO, which consent shall not be unreasonably withheld. You agree that your continued employment with the Company in the New Position is adequate consideration for your agreement to this Section 10. This paragraph will not apply and will not be enforced by the Company with respect to post-termination activity by you that occurs in California or in any other state in which this prohibition is not enforceable under applicable law. Notwithstanding the foregoing, you have indicated that you may be interested in owning or operating an independent agency with Landstar following the end of your employment with the Company. We would be enthusiastic to engage in discussions with you regarding your ownership or operation of an independent agency with Landstar.

Robert S. Brasher

February 27, 2023

11. Confidential Information. Without the prior written consent of the Company, except to the extent required by an order of a court having competent jurisdiction or as otherwise required by law, you agree not to disclose any trade secrets, customer lists, marketing plans, sales plans, management organization information (including data and other information relating to management), operating policies or manuals, business plans, budgets, strategic plans, IT plans financial records or other financial, commercial, business or technical information relating to Landstar or information designated as confidential or proprietary that Landstar may receive from or relating to agents, BCOs, third party carriers, other independent contractors, suppliers, vendors, brokers, insurance providers, customers or others who do business with Landstar (collectively, “Confidential Information”) to any third person unless such Confidential Information has been previously disclosed to the public through no fault of yours.

Nothing in this letter agreement restricts or prohibits you from initiating communications directly with, responding to any inquiries from, providing testimony before, providing confidential information to, reporting possible violations of law or regulation to, or from filing a claim or assisting with an investigation directly with a self-regulatory authority or a government agency or entity, including the U.S. Equal Employment Opportunity Commission, the Department of Labor, the National Labor Relations Board, the Department of Justice, the Securities and Exchange Commission, the Congress, and any agency Inspector General (collectively, the “Regulators”), or from making other disclosures that are protected under the whistleblower provisions of state or federal law or regulation. This Agreement does not limit your right to receive an award from any Regulator that provides awards for providing information relating to a potential violation of law. You do not need the prior authorization of the Company to engage in conduct protected by this paragraph, and you do not need to notify the Company that you have engaged in such conduct.

Please take notice that federal law provides criminal and civil immunity to federal and state claims for trade secret misappropriation to individuals who disclose a trade secret to their attorney, a court, or a government official in certain, confidential circumstances that are set forth at 18 U.S.C. §§ 1833(b)(1) and 1833(b)(2), related to the reporting or investigation of a suspected violation of the law, or in connection with a lawsuit for retaliation for reporting a suspected violation of the law.

12. Equitable Relief. The obligations set forth in Sections 10 and 11 relate to special, unique and extraordinary matters and a violation of any of the terms of such obligations will cause the Company and Landstar irreparable injury for which adequate remedies at law are not available. Therefore, you are advised and you agree that the Company may seek an injunction, restraining order or such other equitable relief (without the requirement to post bond) restraining you from committing any violation of the obligations contained in either Section 10 or Section 11 hereof. These injunctive remedies are cumulative and are in addition to any other rights and remedies the Company and/or Landstar may have at law or in equity. You and the Company agree that if any portion of the obligations set forth in Sections 10 or 11 is determined to be invalid or unenforceable for any reason by a court of competent jurisdiction, that determination will not affect the remaining terms of this letter agreement and any such invalid or unenforceable portion shall be deemed modified to make it valid and enforceable, if possible, or deemed deleted, if not possible.

Robert S. Brasher

February 27, 2023

13. Code Section 409A. This letter agreement is intended to be exempt from Section 409A of the Internal Revenue Code of 1986, as amended, and the regulations and guidance promulgated thereunder (collectively “Code Section 409A”), under the short-term deferral exemption, and the Company will have discretion to interpret this letter agreement in any manner that establishes the exemption from the requirements of Code Section 409A.

14. Choice of Law. This letter agreement will be governed by the laws of the State of Florida, without regard to its conflicts of law principles. Any dispute or claim arising out of or relating to this letter agreement may be brought only in a court of competent jurisdiction in Jacksonville, Florida.

Should you have any questions regarding anything contained herein, please let me know.

Please confirm your acceptance of the terms set forth in this letter agreement by signing where indicated below.

Sincerely,

/s/ James B. Gattoni
James B. Gattoni, President and Chief Executive Officer
Landstar System Holdings, Inc.

Agreed and Accepted:

/s/ Robert S. Brasher
Robert S. Brasher